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Exhibit 99b







                                                                [Conectiv Logo]


         FOR IMMEDIATE RELEASE

JULY 10, 2000

Media Contact:

TIM BROWN, CONECTIV, (302) 452-6496
Investor Contact:
Bob Marshall, Conectiv (302) 429-3114

             Conectiv Sells Mechanical Division of Conectiv Services
                             Back to Original Owners

WILMINGTON, DE - Conectiv (NYSE:CIV) today announced that it has sold the Mechanical Division of Conectiv Services back to its original owners, Delcard Associates, Inc. and Frey Lutz Corp., which will operate the companies under their original names. The portion of the business being sold to Delcard Associates, Inc. employs 211 people and is located in Wilmington and Milford, Delaware. The Lancaster, Pennsylvania office being sold to Frey Lutz Corp. employs 175 people.

Mechanical services involved in this sale include the design and construction of large mechanical systems, plumbing and piping, and sheet metal fabrication projects. Those services will continue to be provided by Delcard Associates, Inc. and Frey Lutz Corp.

The Services Division of Conectiv Services, which provides new construction, replacement, service and maintenance of heating, cooling, and plumbing services for residential and commercial customers, will be sold separately. The sale of the Services Division is on schedule to be announced by the third quarter of this year.

Today's announcement is another step in Conectiv's plan to exit businesses that are not strategic for the company, to seek a partner for its telecommunications business, and focus on its core mid-merit merchant energy and power delivery businesses. In March, Conectiv announced its plans to sell Conectiv Services as part of a decision to focus on its core businesses.

Howard E. Cosgrove, Chairman and CEO of Conectiv, said, "We are pleased with the outcome of this transaction. We believe that the original owners were logical buyers, given their involvement, experience and knowledge of the customers and the employees. The proceeds will be redeployed into our core businesses. Continuing to focus on our core businesses will provide us with the best opportunities to leverage our knowledge base and competitive advantage to spur growth and shareholder value."

Rick Treml, President of Delcard Associates, Inc., said, "We are glad we had the opportunity to purchase our businesses back. We are especially proud to be able to call ourselves by our former names that had established such good will throughout the industry prior to being acquired by Conectiv. We will continue to provide our customers with the kind of service and quality workmanship they have been accustomed to receiving. The same people they trusted are as committed as ever to the success of this new, but familiar, venture."

Delcard Associates Inc. and Frey Lutz Corporation were originally acquired by Conectiv in 1996 and 1999, respectively. Conectiv acquired a total of 21 firms with annual revenues of $140 million since 1996 as part of its efforts to build Conectiv Services into a full-service heating and cooling business.

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Conectiv, a Fortune 500 company headquartered in Wilmington, DE, brings together regulated electric and natural-gas utility services and also is engaged in telecommunications and other competitive activities. Conectiv serves more than one million customers in New Jersey, Delaware, Maryland, Virginia, and Pennsylvania.